Exhibit 10.5

[EMPL_NAME]
Employee ID: [EMPLID]
Grant Number: [GRANT_ID]

APPLIED MATERIALS, INC.
PERFORMANCE SHARES AGREEMENT
NOTICE OF GRANT
Applied Materials, Inc. (the “Company”) hereby grants you, [EMPL_NAME] (the “Employee”), an award of Performance Shares under the Company’s Employee Stock Incentive Plan (the “Plan”). The date of this Performance Shares Agreement (the “Agreement”) is December 8, 2014 (the “Grant Date”). Subject to the Terms and Conditions of Performance Shares Agreement (the “Terms and Conditions”) and Exhibit A (attached) and of the Plan, the principal features of this Award are as follows:

Number of Performance Shares:	[MAX_SHARES] (which equals the sum of
[NUMBER] Initial Performance Shares and [NUMBER] Additional Performance Shares (both terms as defined in Exhibit A))*

Vesting of Performance Shares:	The Performance Shares may vest if the specified performance goal and the additional time-based requirements, each as described in detail in Exhibit A, are satisfied.**

* For purposes of this Agreement, the term “Performance Shares” hereinafter will be references to the Performance Shares that have been granted under this Agreement.
** Except as otherwise provided in the Terms and Conditions, Employee will not vest in the Performance Shares unless he or she is employed by the Company or one of its Affiliates through the applicable vesting date.

IMPORTANT:

Your electronic or written signature below indicates your agreement and understanding that this Award is subject to all of the Terms and Conditions (including Exhibit A) and the Plan. For example, important additional information on vesting and forfeiture of this Award is contained in paragraphs 3 through 5, 7 and 11 of the Terms and Conditions, as well as in Exhibit A, and in Sections 4.5 and 13.10 of the Plan. PLEASE BE SURE TO READ ALL OF THE TERMS AND CONDITIONS AND EXHIBIT A.
By clicking the “ACCEPT” button below, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

EMPLOYEE
__________________________
[EMPL_NAME]
Date: ___________, 2015

Be sure to retain a copy of your returned electronically signed Agreement. You may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Programs (see paragraph 12 of the Terms and Conditions). If you prefer not to electronically sign this Agreement, you may accept this Agreement by signing a paper copy of the Agreement and delivering it to Stock Programs.

TERMS AND CONDITIONS OF PERFORMANCE SHARES AGREEMENT
1.    Grant. Applied Materials, Inc. (the “Company”) hereby grants to the Employee the number of Performance Shares set forth on the first page of the Notice of Grant of this Agreement, subject to all the terms and conditions of this Agreement (including the Notice of Grant, Terms and Conditions, and Exhibit A) and the Plan. When Shares are delivered to the Employee as payment for the Performance Shares, the par value of each Share will be deemed paid by the Employee by past services rendered by him or her to the Company. Payment of Shares shall be subject to the applicable tax withholdings. Unless otherwise defined herein, capitalized terms used herein will have the meanings ascribed to them in the Plan.
2.    Company’s Obligation to Pay. Each Performance Share has a value equal to the Fair Market Value of a Share on the Grant Date. Unless and until the Performance Shares have vested in the manner set forth in paragraphs 3 through 5, or paragraph 11, or Sections 4.5 or 13.10 of the Plan, the Employee will have no right to payment of such Performance Shares. Prior to actual payment of any vested Performance Shares, such Performance Shares will represent an unsecured obligation of the Company. Payment of any vested Performance Shares will be made in whole Shares only, provided, however, that if the Company determines that it is necessary or advisable, the Shares subject to the Performance Shares shall be sold immediately upon settlement of the Performance Shares, and the Employee shall receive the proceeds from the sale, less any applicable fees and taxes or other required withholding.
3.    Vesting Schedule/Period of Restriction. Except as provided in paragraphs 4, 5 and 11 of this Agreement, and Sections 4.5 and 13.10 of the Plan, and subject to paragraph 7, the Performance Shares will vest in accordance with the vesting provisions set forth in Exhibit A. Performance Shares will not vest in accordance with any of the provisions of this Agreement unless the Employee will have been continuously employed by the Company or by one of its Affiliates from the Grant Date up to and including the scheduled vesting date of the Performance Shares.
4.    Modifications to Vesting Schedule.
(a)    Vesting upon Personal Leave of Absence. In the event that the Employee takes a personal leave of absence (“PLOA”), the following terms will apply to the Performance Shares:
(i)    if the duration of the Employee’s PLOA is six (6) months or fewer, the vesting schedule set forth in Exhibit A will not be affected by the Employee’s PLOA.
(ii)    if the duration of the Employee’s PLOA is greater than six (6) months but not more than twelve (12) months, the scheduled vesting of any Performance Shares that are not vested by the date six (6) months after the Employee’s PLOA start date will be deferred for a period of time equal to the difference between (A) the duration of the Employee’s PLOA, minus (B) six (6) months.
(iii)    if the duration of the Employee’s PLOA is greater than twelve (12) months, any Performance Shares that are not vested by the date twelve (12) months after the Employee’s PLOA start date (including any unvested Performance Shares that were deferred under subsection (ii) above) will immediately terminate.
(iv)    Example 1. Employee’s Performance Shares are scheduled to vest on January 1 of the next calendar year. On May 1 of the current calendar year, Employee begins a six-month PLOA. The vesting schedule of Employee’s Performance Shares remains unchanged and will still be scheduled to vest on January 1 of the next calendar year.
(v)    Example 2. Employee’s Performance Shares are scheduled to vest on January 1 of the next calendar year. On May 1 of the current calendar year, Employee begins a nine-month PLOA. Employee’s Performance Shares that are scheduled to vest after November 2 of the current calendar year will be modified (this is the date on which the Employee’s PLOA exceeds six (6) months). Employee’s Performance Shares now will be scheduled to vest on April 1 of the next calendar year (three (3) months after the originally scheduled date).
(vi)    Example 3. Employee’s Performance Shares are scheduled to vest on January 1 of the next calendar year. On May 1 of the current calendar year, Employee begins a 13-month PLOA. On January 1 of the next calendar year, no Performance Shares vest. Employee’s Performance Shares will terminate on May 2 of the next calendar year.
In general, a “personal leave of absence” does not include any legally required leave of absence. The duration of the Employee’s PLOA will be determined over a rolling twelve (12) month measurement period. Performance Shares that are scheduled to vest during the first six (6) months of the Employee’s PLOA will continue to vest as scheduled. However, Performance Shares that are scheduled to vest after the first six (6) months of the Employee’s PLOA will be deferred and/or terminated depending on the length of the Employee’s PLOA. The vesting schedule for the Performance Shares will be modified as soon as the duration of the Employee’s PLOA exceeds six (6) months.
(b)    Death of Employee. In the event that the Employee incurs a Termination of Service due to his or her death, one hundred percent (100%) of the Performance Shares will vest on the date of the Employee’s death. In the event that any Applicable Law limits the Company’s ability to accelerate the vesting of the Performance Shares, this paragraph 4(b) will be limited to the extent required to comply with Applicable Law.
(c)    Change of Control. In the event of a Change of Control, the Performance Shares will be treated in accordance with Section 4.5 of the Plan. In addition, in the event Employee experiences a qualifying Termination of Service within 12 months following a Change of Control, the vesting of the Performance Shares may be accelerated to the extent provided under Section 13.10 of the Plan.
5.    Committee Discretion. The Committee, in its discretion, may at any time accelerate the vesting of all or a portion of any unvested Performance Shares, subject to the terms of the Plan, but only with respect to Performance Shares that are Eligible OPM Shares, as defined in Exhibit A. If so accelerated, such Performance Shares will be considered as having vested as of the date specified by the Committee. Subject to the provisions of this paragraph 5, if the Committee, in its discretion, accelerates the vesting of all or a portion of any unvested Performance Shares, the payment of such accelerated Performance Shares shall be made as soon as practicable upon or following the accelerated vesting date, but in no event later than 60 days following the vesting date of such accelerated Performance Shares.
Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of all or a portion of any unvested Performance Shares is accelerated in connection with the Employee’s Termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if both (a) the Employee is a “specified employee” within the meaning of Section 409A at the time of such Termination of Service, and (b) the payment of such accelerated Performance Shares would result in the imposition of additional tax under Section 409A if paid to the Employee within the six (6) month period following the Employee’s Termination of Service, then the payment of such accelerated Performance Shares will not be made until the date that is six (6) months and one (1) day following the date of the Employee’s Termination of Service, unless the Employee dies following his or her Termination of Service, in which case, the Performance Shares will be paid in Shares to the Employee’s estate as soon as practicable following his or her death. It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A so that none of the Performance Shares provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
6.    Payment after Vesting. Any Performance Shares that vest in accordance with paragraphs 3 or 4 of this Agreement or Sections 4.5 or 13.10 of the Plan (subject in each case to withholding under paragraph 8) will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) as soon as practicable, but in all cases within 60 days, following the vesting date of such Performance Shares. Any Performance Shares that vest in accordance with paragraphs 5 or 11 (subject to withholding under paragraph 8) will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in accordance with the provisions of such paragraph. For each Performance Share that vests, the Employee will receive one Share, subject to withholding under paragraph 8.
7.    Forfeiture. Notwithstanding any contrary provision of this Agreement and except in the event of Employee's death (see Paragraph 4(b)), any Performance Shares that have not vested pursuant to paragraphs 3 through 5 or paragraph 11 of this Agreement or Sections 4.5 or 13.10 of the Plan at the time of the Employee’s Termination of Service for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Board, in its sole discretion, may require the Employee to forfeit, return or reimburse the Company all or a portion of the Performance Shares subject to this Award in accordance with paragraph 16 of the Agreement.
8.    Withholding of Taxes; Section 4985 Tax Assistance.
(a)    Withholding of Taxes. When Shares are issued as payment for vested Performance Shares or, in the discretion of the Company, at such earlier time as the Tax Obligations (defined below) are due, the Company (or the employing Affiliate) will withhold a portion of the Shares that has an aggregate market value sufficient to pay all taxes and social insurance liability and other requirements in connection with the Shares, including, without limitation, (a) all federal, state and local income, employment and any other applicable taxes that are required to be withheld by the Company or the employing Affiliate, (b) the Employee’s and, to the extent required by the Company (or the employing Affiliate), the Company’s (or the employing Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of the Performance Shares and the Shares issued thereunder, and (c) all other taxes or social insurance liabilities with respect to which the Employee has agreed to bear responsibility (collectively, the “Tax Obligations”). The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund provided in the U.S. for any value of the Shares withheld in excess of the Tax Obligations as a result of such rounding. Notwithstanding the foregoing, the Company, in its sole discretion, may require the Employee to make alternate arrangements satisfactory to the Company for such Tax Obligations in advance of the arising of any Tax Obligations.
Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any Tax Obligations that the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Affiliate) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any Tax Obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares or that are due prior to the issuance of Shares under the Performance Shares. All Tax Obligations related to the Performance Shares and any Shares delivered in payment thereof are the sole responsibility of the Employee, except as provided in paragraph 7(b) of this Agreement. Further, Employee shall be bound by any additional withholding requirements included in the Notice of Grant and/or Exhibit A of this Agreement.
(b)    [If Gross-Up is Applicable, add:] Section 4985 Tax Assistance. Section 4985 (as defined below) generally imposes a 15% excise tax (the “15% Tax”) on equity awards held by a disqualified individual (within the meaning of Section 4985) that are outstanding at any time within the six‑month periods before and after the closing of the Transaction (as defined below), unless income is recognized in full on those equity awards before the closing of the Transaction. The Performance Shares hereunder are expected to be subject to taxation under Section 4985 upon the closing of the Transaction. In order to relieve the Employee from the impact of the Section 4985 tax, the Company will provide the Employee with funds to pay the Section 4985 tax, if any, on the Performance Shares hereunder plus a gross-up for the taxes payable on the Company’s payment of these funds. These amounts, if applicable, will be [paid to the Employee in a lump sum within 60 days following the closing of the Transaction] OR [paid directly to the appropriate taxing authorities on Employee’s behalf], provided the Employee has not incurred a Termination of Service prior to the closing of the Transaction. The amount of the gross-up payment will be determined in the Company’s good faith discretion and will be final and binding.
For purposes of this Agreement, “Section 4985” means Section 4985 of the Code, and any Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time. For purposes of this Agreement, “Transaction” means the proposed strategic combination of the respective businesses of the Company and Tokyo Electron Limited (“TEL”) into a new combined company, Eteris N.V. (“Eteris”), pursuant to the Business Combination Agreement dated as of

September 24, 2013, between the Company and TEL (as amended February 14, 2014, and as may be further amended, supplemented or otherwise modified from time to time).
9.    Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). Notwithstanding any contrary provision of this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will affect neither unvested Performance Shares nor Performance Shares that are vested but unpaid, and no such dividends or other distributions will be paid on unvested Performance Shares or Performance Shares that are vested but unpaid. After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
10.    No Effect on Employment. Subject to any authorized, written employment contract with the Employee, the terms of the Employee’s employment will be determined from time to time by the Company, or the Affiliate employing the Employee, as the case may be, and the Company, or the Affiliate employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth in Exhibit A do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Affiliate employing the Employee, as the case may be, will not be deemed a Termination of Service for the purposes of this Agreement.
11.    Changes in Performance Shares. If as a result of a stock or extraordinary cash dividend, stock split, distribution, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other corporate transaction or event, the Performance Shares will be increased, reduced or otherwise affected, and by virtue of any such event, the Employee will, as the owner of unvested Performance Shares (the “Prior Performance Shares”), be entitled to new or additional or different shares of stock, cash or other securities or property (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities or property will thereupon be considered to be unvested Performance Shares and will be subject to all of the conditions and restrictions that were applicable to the Prior Performance Shares pursuant to this Agreement and the Plan. If the Employee receives rights or warrants with respect to any Prior Performance Shares, such rights or warrants may be held or exercised by the Employee, provided that until such exercise, any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Performance Shares and will be subject to all of the conditions and restrictions that were applicable to the Prior Performance Shares pursuant to the Plan and this Agreement. The Committee, in its sole discretion, at any time may (subject to paragraph 5) accelerate the vesting of all or a portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants; provided, however, that the payment of such accelerated new or additional awards will be made in accordance with the provisions of paragraph 5.
12.    Address for Notices. Any notice to be given to the Company under this Agreement shall be addressed to the Company, in care of Stock Programs, at Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1213, P.O. Box 58039, Santa Clara, CA 95054, U.S.A., or at such other address as the Company may hereafter designate in writing.
13.    Grant is Not Transferable. Except to the limited extent provided in this Agreement, this grant of Performance Shares and the rights and privileges conferred hereby shall not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process, until the Employee has been issued Shares in payment of the Performance Shares. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.    Restrictions on Sale of Securities. The Employee’s sale of the Shares issued as payment for vested Performance Shares will be subject to any market blackout period that may be imposed by the Company and must comply with the Company’s insider trading policies, and all applicable securities and other laws.
15.    Binding Agreement. Subject to the limitation on the transferability of the Performance Shares contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.    Clawback in Connection with a Material Negative Financial Restatement. Pursuant to the Company’s clawback policy, the Board, in its sole discretion, may require the Employee to forfeit, return or reimburse the Company all or a portion of his or her Performance Shares subject to this Award if (i) the Employee is or was a Section 16 Person during the performance period applicable to the performance-based vesting of the Performance Shares, and (ii) the Employee deliberately engaged in “Intentional Misconduct” (as defined below) that was determined by the Board, in its sole discretion, to be the primary cause of a material negative restatement of a Company financial statement that was filed with the U.S. Securities and Exchange Commission and such financial statement, as originally filed, is one of the Company’s three (3) most recently filed annual financial statements. The portion of this Award, if any, that the Employee may be required to forfeit, return or reimburse will be determined by the Board, in its sole discretion, but will be no more than the “Clawback Maximum” (as defined below).
For purposes of this Agreement, “Clawback Maximum” means the portion of the Award that was in excess of the Shares that the Employee would have received under this Award had the Company’s financial results been calculated under the restated financial statements.

To the extent Tax Obligations on such Performance Shares were paid or due, such forfeiture, return or reimbursement shall be limited to the after-tax portion of the Clawback Maximum, unless otherwise required by Applicable Laws.
For purposes of this Agreement, “Intentional Misconduct” means the Employee’s deliberate engagement in any one or more of the following: (a) fraud, misappropriation, embezzlement or any other act or acts of similar gravity resulting or intended to result directly or indirectly in substantial personal enrichment to the Employee at the expense of the Company; (b) a material violation of a federal, state or local law or regulation applicable to the Company’s business that has a significant negative effect on the Company’s financial results; or (c) a material breach of the Employee’s fiduciary duty owed to the Company that has a significant negative effect on the Company’s financial results; provided, however, that the Employee’s exercise of judgment or actions (or abstention from action), and/or decision-making will not constitute Intentional Misconduct if such judgment, action (or abstention from action) and/or decision is, in the good faith determination of the Board, reasonable based on the facts and circumstances known to the Employee at the time of such judgment, action (or abstention from action) and/or decision; and such judgment, action (or abstention from action) and/or decision is in an area or situation in which (i) discretion must be exercised by the Employee or (ii) differing views or opinions may apply.
Further, the Board, in its sole discretion, may require the Employee to forfeit, return and/or reimburse the Company for all or a portion of his or her Performance Shares and any amounts paid thereunder (“Clawback Amount”), in accordance with the Company’s clawback policy as may be established and/or amended from time to time or as necessary or appropriate to comply with Applicable Laws. To the extent Tax Obligations on such Clawback Amount were paid or due, the forfeiture, return or reimbursement shall be limited to the after‑tax portion of the Clawback Amount, unless otherwise required by Applicable Laws.
17.    Additional Conditions to Issuance of Certificates for Shares. The Company will not be required to issue any certificate or certificates (which may be in book entry form) for Shares payable under this Agreement prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other U.S. or non‑U.S. governmental regulatory body, which the Committee, in its sole discretion, will have determined to be necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency or non-U.S. governmental agency, which the Committee, in its sole discretion, will have determined to be necessary or advisable; and (d) the lapse of such reasonable period of time following the vesting date of the Performance Shares, as the Committee may establish from time to time, for reasons of administrative convenience.
18.    Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

19.    Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
20.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
21.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
22.    Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this Agreement.
23.    Amendment, Suspension or Termination of the Plan. By accepting this Performance Shares award, the Employee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
24.    Labor Law. By accepting this Performance Shares award, the Employee acknowledges that: (a) the grant of these Performance Shares is a one-time benefit which does not create any contractual or other right of the Employee to receive future grants of Performance Shares, or benefits in lieu of Performance Shares; (b) all determinations with respect to any future grants, including, but not limited to, when the Performance Shares will be granted, the number of Performance Shares subject to each award and when the Performance Shares will vest, shall be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) the value of these Performance Shares is an extraordinary item of compensation that is outside the scope of the Employee’s employment contract, if any; (e) these Performance Shares are not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of these Performance Shares shall cease upon Termination of Service for any reason, except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) these Performance Shares have been granted to the Employee in the Employee’s status as an employee of the Company or its Affiliates; and (i) there shall be no additional obligations for any Affiliate employing the Employee as a result of these Performance Shares.
25.    Disclosure of Employee Information. By accepting this Performance Shares award, the Employee consents to the collection, use and transfer of personal data as described in this paragraph. The Employee understands that the Company and its Affiliates hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Performance Shares or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”).
The Employee further understands that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia.
The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party with whom the Employee may elect to deposit any Shares acquired from the Performance Shares, as may be required for the administration of the Plan and/or the subsequent holding of Shares on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Human Resources department and/or the Stock Programs Administrator for the Company and/or its applicable Affiliates. The Employee understands, however, that refusing or withdrawing the Employee’s consent may affect the Employee’s ability to participate in the Plan.  For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact the Employee’s local Human Resources representative.
26.    Notice of Governing Law. This award of Performance Shares will be governed by, and construed in accordance with, the laws of the State of California, in the U.S.A., without regard to principles of conflict of laws.
* * *

Exhibit A
PERFORMANCE SHARES VESTING SCHEDULE
[Insert vesting schedule]